Exhibit 4.8

EXECUTION COPY

SECOND AMENDMENT TO
CREDIT AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (“Second Amendment”) is made as of the 24th day of August, 2004 by and among AAR CORP., a Delaware corporation, (“AAR”), AAR Distribution, Inc., an Illinois corporation (“Distribution”), AAR Parts Trading, Inc., an Illinois Corporation (“Parts Trading”), AAR Manufacturing, Inc., an Illinois corporation (“Manufacturing”), AAR Engine Services, Inc., an Illinois corporation (“Engine Services”) and AAR Allen Services, Inc., an Illinois corporation (“Allen Service”) and together with AAR, Distribution, Parts Trading, Manufacturing and Engine Services, individually a “Borrow” and collectively “Borrowers”, the financial institutions, party hereto, each as a “Lender” and Merrill Lynch Capital a division of Merrill Lynch Business Financial Services, Inc., individually as a Lender and as Agent.

W I T N E S S E T H:

WHEREAS, Borrowers, Agent and Lenders entered into a certain Credit Agreement dated as of May 29, 2003 as amended by a certain First Amendment to Credit Agreement dated as of January 23, 2004 by and among Borrowers, Agent and Lenders (said Credit Agreement, as so amended, is hereinafter referred to as the “Credit Agreement”); and

WHEREAS, Borrowers desire to amend and modify certain provisions of the Credit Agreement and, subject to the terms hereof, Agent and Lenders are willing to agree to such amendments and modifications;

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and any extension of credit heretofore, now or hereafter made by Agent and Lenders to Borrowers, the parties hereto hereby agree as follows:

1.             Definitions.  All capitalized terms used herein without definition shall have the meaning given to them in the Loan Agreement.

2.             Additional and Amended Definitions.  The following definitions of “AAR-GS 737 Classics Leasing LLC Joint Venture” and “AAR-GS 737 Classics Leasing LLC Joint Venture Debt Documents” are hereby inserted into Section 1.1 of the Credit Agreement; the definition of “Borrowing Base” contained in Section 1.1 of the Credit Agreement is hereby deleted and the following is inserted in its stead.

“AAR-GS 737 Classics Leasing LLC Joint Venture” means the joint venture relationship pursuant to that certain Agreement of AAR-GS 737 Classics Leasing LLC by and among AAR International Financial Services LLC and GS 737 Classics Leasing LLC, which Agreement shall be in substantially the form delivered by AAR CORP. to Agent on August 24, 2004.

“AAR-GS 737 Classics Leasing LLC Joint Venture Debt Documents” means any agreement, instrument, note, schedules and exhibits to be executed and/or delivered in connection with any Debt incurred by the AAR-GS 737 Classics Leasing LLC Joint Venture and all amendments and/or modifications or any replacements (whether effected upon termination or any time thereafter) and/or refinancings to any of the foregoing (to the extent any such amendment, modification, replacement or refinancing is permitted hereunder).

“Borrowing Base” means, as of any date of calculation, a dollar amount calculated pursuant to the Borrowing Base Certificate most recently delivered to Agent in accordance with the terms hereof, equal to the lesser of (x) sixty percent (60%) of (i) the Net Orderly Liquidation Value multiplied by (ii) the value of Eligible Inventory calculated on the basis of the lower of cost or market on a first-in, first-out basis minus the sum of $5,000,000 plus the amount of any Reserves established by Agent or (y) ten percent (10%) of the Consolidated Adjusted Net Worth minus $1,000,000.

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3.                                       Additional Debt. The following Section (r) is inserted into Section 5.1:

“Section 5.1         Debt.   Borrowers will not, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, or any contingent obligations which would be Debt hereunder if they were non-contingent, except for:

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(r)            Debt incurred by the AAR-GS 737 Classics Leasing LLC Joint Venture (or its Subsidiaries) pursuant to the AAR-GS 737 Classics Leasing LLC Joint Venture Debt Documents; provided that such Debt is non-recourse to any Borrower.”

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4.             Purchase of Assets, Investments.  Section 5.7 of the Credit Agreement is hereby deleted and the following is inserted in its stead (new language is underscored):

“Section 5.7         Purchase of Assets, Investments.              No Borrower will, and no Borrower will permit any Subsidiary to, directly or indirectly acquire any assets other than (x) in the ordinary course of business, (y) with respect to intercompany Debt permitted hereunder or (z) to facilitate a transaction in which such Borrower or Subsidiary will incur Permitted Mortgage Debt. No Borrower will and no Borrower will not permit any Subsidiary to, directly or indirectly make, acquire or own any Investment in any Person other than (a) Investments set forth on the Information Certificate; (b) Cash Equivalents; (c) Investments in Domestic Subsidiaries, so long as any such Domestic Subsidiary has Guaranteed the Obligations and secured such Guarantee by granting in favor of Agent, for its benefit and the benefit of the Lenders, a Lien on all or substantially all of that portion of such Domestic Subsidiary’s assets which, if owed by a Borrower, would constitute Collateral; (d) bank deposits established in accordance with Section 5.14; (e) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such

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Account Debtors; (f) loans to officers and employees in an aggregate principal amount not to exceed $1,000,000 at any time outstanding; (g) Investments in Subsidiaries formed after the Closing in order to facilitate any refinancing or replacement of Debt outstanding under the Securitization Documents; (h) Investments in Subsidiaries formed to facilitate the incurrence of the Permitted Mortgage Debt, which Investments consist of Borrowers’ Real Property in Wood Dale, Illinois or Garden City, New Jersey; (i) intercompany Debt permitted pursuant to Section 5.1; (j) Investments in the Crane Joint Venture so long as the amount of any such Investment does not exceed One Million Five Hundred Thousand Dollars ($1,500,000) plus any amount paid by Borrowers pursuant to Borrowers’ guarantee of the Debt incurred by the Crane Joint Venture under the Crane Joint Venture Debt Documents; (k) Investments in the AAR-GS 737 Classics Leasing LLC Joint Venture or its Subsidiaries so long as the amount of such Investment does not exceed Ten Million Dollars ($10,000,000); and (1) other Investments not exceeding $3,000,000 in any Fiscal Year and $9,000,000 in the aggregate so long as at the time of any such Investment, no Event of Default exists and is continuing. Without limiting the generality of the foregoing, except as otherwise provided above, no Borrower will, and no Borrower will permit any Subsidiary (except to facilitate a transaction in which such Subsidiary will incur Permitted Mortgage Debt) to, (i) acquire or create any Subsidiary or  (ii) engage, outside of the ordinary course of business, in any joint venture or partnership with any other Person.

5.             Capital Expenditures. Section 7.1 of the Credit Agreement is hereby deleted and the following is inserted in its stead:

“Capital Expenditures.                         Borrowers will not permit the aggregate amount of Capital Expenditures for any period set forth below to exceed the amount set forth below for such period:

Period	Amount

June 1, 2004 to May 31, 2005 and each Fiscal Year thereafter	$15,000,000

If Borrowers do not utilize the entire amount of Capital Expenditures permitted in any period set forth above, Borrowers may carry forward to the immediately succeeding period only seventy-five percent (75%) of such unutilized amount (with Capital Expenditures made by Borrowers in such succeeding period applied last to such carried forward amount).”

6.             Compliance Certificate/Capital Expenditures and Borrowing Base Certificate.

Page 3 of Exhibit B to the Credit Agreement (Compliance Certificate) is hereby deleted and the page 3 of Exhibit B (Compliance Certificate) attached to this Second Amendment is inserted in its stead. Page 4 of Exhibit C to the Credit Agreement (Borrowing Base Certificate) is hereby deleted and page 4 of Exhibit C (Borrowing Base Certificate) attached to this Second Amendment is inserted in its stead.

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7.              Effectiveness.              This Second Amendment shall become effective upon the satisfaction of each of the following conditions:

(a)                                  Agent, Lenders and Borrowers shall have executed and delivered to each other this Second Amendment.

8.             Pledge of Interests.              Upon payment in full of the Debt outstanding under the AAR-GS 737 Classics Leasing LLC Joint Venture Debt Documents, Borrowers shall deliver to Agent a properly executed Pledge Supplement or Amendment to Pledge Agreement, as applicable, with respect to AAR Corp.’s (or its Subsidiaries’) membership    interests in AAR-GS 737 Classics Leasing LLC and AAR International Financial Services LLC and an acknowledgment by the manager of AAR-GS 737 Classics Leasing LLC and AAR International Financial Services LLC, as applicable, of the pledge of such membership interests to Agent for the benefit of Lenders.

9.             Execution in Counterparts.  This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.           Continuing Effect.                Except as otherwise specifically set out herein, the provisions of the Credit Agreement shall remain in full force and effect.

(Signature Page Follows)

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(Signature Page to Second Amendment to Credit Agreement)

IN WITNESS WHEREOF, this Second Amendment has been duly executed as of the day and year specified at the beginning hereof.

MERRILL LYNCH CAPITAL, A
AAR DISTRIBUTION, INC.		DIVISION OF MERRILL LYNCH
AAR PARTS TRADING, INC.		BUSINESS FINANCIAL SERVICES, INC.,
AAR MANUFACTURING, INC.		as Agent and Lender
AAR ENGINE SERVICES, INC.
AAR ALLEN SERVICES, INC.

By:	/s/ Timothy J. Romenesko	By:	/s/ Mark K. Gertzof
Name: Timothy J. Romenesko		Name: Mark K. Gertzof
Title:	Vice President	Title:	Director

(Compliance Certificate)

CAPITAL EXPENDITURES
(Section 7.1)

Capital Expenditures for the applicable measurement period (the “Defined Period”) are defined as follows:

Amount capitalized during the Defined Period by AAR Corp. and its Consolidated Subsidiaries as capital expenditures for property, plant, and equipment or similar fixed asset accounts, including any such expenditures by way of acquisition of a Person or by way of assumption of Debt or other obligations, to the extent-reflected as plant, property and equipment

$

Plus:	deposits made in the Defined Period in Connection with property, plant, and equipment; less deposits of a prior period included above

Less:

Net Cash Proceeds of Asset Dispositions received during the Defined Period which (i) Borrowers or a Subsidiary is or are permitted to reinvest pursuant to the terms of the Credit Agreement and (ii) are included in capital expenditures above

Proceeds of Property Insurance Policies received during the Defined Period which (i) Borrower or a Subsidiary is permitted to reinvest pursuant to the terms of the Credit Agreement and (ii) are included in capital expenditures above

Capital Expenditures		$

Less:	Portion of Capital Expenditures financed during the Defined Period under Capital Leases or other Debt (Debt, for this purpose, does not include drawings under the Revolving Loan Commitment)

Portion of Capital Expenditures incurred in connection with Borrowers’ maintenance facilities in Oklahoma or Indiana for which Borrowers have either been reimbursed or are entitled to be reimbursed by a local, state or governmental authority

Unfinanced and Unreimbursed Capital Expenditures		$

Exhibit B - Page 3

Permitted Capital Expenditures (including carry forward of $ from prior fiscal year)	$

In Compliance	Yes/No

Exhibit B - Page 4

(Borrowing Base)

4.	NET FORCED PARTS LIQUIDATION PERCENTAGE PER APPRAISAL (To be updated quarterly by SH&E or appraisal firm acceptable to Agent)

5.	TOTAL ELIGIBLE PARTS INVENTORY AFTER LIQUIDATION PERCENTAGE (Line 3 multiplied by Line 4)

6.	SIXTY PERCENT OF LINE 5

7.	TOTAL ELIGIBLE AIRCRAFT AND ENGINE INVENTORY (FLV) BEFORE MAXIMUM CAP (To be updated quarterly by SH&E or appraisal firm acceptable to Agent)

8.	MAXIMUM CAP — TOTAL ELIGIBLE AIRCRAFT AND ENGINE INVENTORY (FLV — To be updated quarterly by SH&E or appraisal firm acceptable to Agent)

9.	SIXTY PERCENT OF THE LESSER OF LINE 7 OR LINE 8

10.	TOTAL AVAILABLE PARTS INVENTORY AND AIRCRAFT AND ENGINES INVENTORY PRIOR TO APPLICATION OF EXCLUSIONS AND RESERVES ESTABLISHED BY AGENT PURSUANT TO THE CREDIT AGREEMENT (LINES 6 PLUS LINE 9)

11.	LESS: AT ALL TIMES COLLATERAL AVAILABILITY RESERVE ($5,000,000)

12.	LESS: RENT RESERVES (IF APPLICABLE)

13.	COLLATERAL PORTION OF BORROWING BASE (Line 10 less Line U and Line 12)

14.	CONSOLIDATED NET WORTH COVENANT (AS CALCULATED BELOW) MINUS $1,000,000

15.	REVOLVING LOAN COMMITMENT

16.	OUTSTANDING REVOLVING LOANS

Exhibit C - Page 4